UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2020

 CONTURA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-38735	81-3015061
(Commission File Number)	(IRS Employer Identification No.)

340 Martin Luther King Jr. Blvd. Bristol, Tennessee 37620
(Address of Principal Executive Offices, zip code)

(423) 573-0300
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CTRA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events
As previously reported, Contura Energy, Inc. (the “Company”) is party to the Amended and Restated Asset-Based Revolving Credit Agreement, dated as of November 9, 2018, by and among the Company, as borrower, the other borrowers party thereto, the guarantors party thereto, Citibank, N.A., as Swingline Lender and Citibank, N.A., as administrative agent and collateral agent and the lenders from time to time party thereto (the “Credit Agreement”).
On March 20, 2020, the Company borrowed $57.5 million principal amount under the revolving credit facility of the Credit Agreement. The borrowed funds carry an initial interest rate of 3.25% and mature on September 20, 2020. These funds, which the Company presently intends to retain in cash, were borrowed to augment the Company’s operational flexibility in the face of uncertainty created by the current spread of the COVID-19 virus and its potential effects upon the national and world economies. At the time of the borrowing, the Company also had an aggregate of approximately $120 million in outstanding letters of credit under the Credit Agreement.
On March 23, 2020, the Company issued a press release regarding this borrowing. The release is attached hereto as Exhibit 99.1.
For a description of the material terms and conditions of the Credit Agreement, see the discussions of the Credit Agreement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Also see the full text of the Credit Agreement, which is an exhibit to the Annual Report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Contura Energy, Inc.

Date: March 23, 2020	By:	/s/ C. Andrew Eidson
Name: C. Andrew Eidson
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release dated March 23, 2020